Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "LIMONEIRA COMPANY", FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF MARCH, A.D. 2010, AT 1:07 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

2227679 8100

100312143

AUTHENTICATION: 7889455

DATE: 03-24-10

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:10 PM 03/24/2010
FILED 01:07 PM 03/24/2010
SRV 100312143 - 2227679 FILE

AMENDMENT TO
CERTIFICATE OF INCORPORATION
OF
LIMONEIRA COMPANY
(a Delaware corporation)

Limoneira Company (the "***Corporation***"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "***DGCL***"), DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is Limoneira Company.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on April 12, 1990, amended pursuant to a Restated Certificate of Incorporation on July 6, 1990, and further amended pursuant to a Certificate of Amendment of Certificate of Incorporation on May 6, 2003 (as amended, the "***Certificate of Incorporation***").

THIRD: That the Board of Directors of the Corporation, by majority consent in accordance with Section 141 of the DGCL, approved, ratified and duly adopted resolutions setting forth the following amendments to the Certificate of Incorporation to increase the authorized shares of common stock and effectuate a ten-for-one stock split, declaring such amendments to be advisable:

A. Article FOURTH, section (a) of the Certificate of Incorporation of the Corporation is amended and restated in its entirety to read as follows:

FOURTH: (a) The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 20,000,000 shares of stock consisting of (i) 19,900,000 shares of common stock, par value $.01 per share (the "***Common Stock***"), (ii) 50,000 shares of preferred stock, par value $.01 per share (the "***Class A Preferred Stock***"), and (iii) 50,000 shares of preferred stock, par value $100 per share (the "***Class B Preferred Stock***" and collectively with the Class A Preferred Stock, the "***Preferred Stock***"). The Class A Preferred Stock may be issued in one or more series. The first series shall consist of 20,000 shares of Series A Junior Participating Preferred Stock, $0.01 Par Value and shall have the voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions as set forth in the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, $.01 Par Value, of Limoneira Company filed with the Secretary of State of Delaware on November 30, 2006. The Class B Preferred Stock may be issued in one or more series. The first series shall consist of 30,000 of $8.75 Voting Preferred Stock, $100.00 Par Value, Series B and shall have the voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions as set forth in the Amended Certificate of Designation, Preferences and Rights of $8.75 Voting Preferred Stock, $100.00 Par Value, Series B, of Limoneira Company filed with the Secretary of State of Delaware on July 1, 1997. The remaining shares of

Preferred Stock may be issued from time to time in accordance with Section (b) of this Article Fourth.

B. Article FOURTH of the Certificate of Incorporation of the Corporation is amended to insert new section (c) as follows:

(c) Effective as of the filing of this Certificate with the Secretary of State of the State of Delaware (the "***Effective Time***"), a ten-for-one stock split of the Corporation's common stock shall become effective, pursuant to which:

(i) each share of common stock, $0.01 par value, outstanding and held of record by each stockholder of the Corporation immediately prior to the Effective Time (the "***Old Common Stock***") and each share of Old Common Stock held in the treasury of the Corporation immediately prior to the Effective Time shall (A) be reclassified as and subdivided into 10 shares of Common Stock (as defined in section (a) of this Article FOURTH) automatically and without any action by the holder thereof upon the Effective Time, and (B) shall represent 10 shares of Common Stock from and after the Effective Time;

(ii) no fractional shares of common stock of the Corporation will be issued as a result of such reclassification and split; and

(iii) each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of Common Stock into which the shares of capital stock represented by such certificate shall have been reclassified and subdivided pursuant to this section (c), provided, however, that each person of record holding a certificate evidencing and representing shares of common stock of the Corporation held prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing that number of shares of common stock of the Corporation into which such shares of Old Common Stock shall have been reclassified and subdivided.

FOURTH: That thereafter, pursuant to a resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FIFTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

SIXTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its President and Chief Executive Officer this 24th day of March, 2010.

By: /s/ Harold S. Edwards
Harold S. Edwards
President & Chief Executive Officer